EXHIBIT 99


[AMERICAN MEDICAL SECURITY GROUP, INC. LOGO.]



                                                                  P.O. Box 19032
                                                        Green Bay, WI 54307-9032

                                                   FOR MORE INFORMATION CONTACT:
                                                                    Cliff Bowers
                                                                  Vice President
                                                        Corporate Communications
                                                                  (920) 661-2766

-------------------------------
   NEWS RELEASE
   for Immediate Release
-------------------------------

                         AMERICAN MEDICAL SECURITY GROUP
                           WILL ENTER KENTUCKY MARKET
                       WITH MEDONE PRODUCT FOR INDIVIDUALS

         GREEN BAY, Wis. - March 25, 2004 - American Medical Security Group, Inc., (NYSE:AMZ) (AMS) announced today that it will begin to distribute its MedOne(R) health benefits product for individuals in Kentucky by early summer.

         According to AMS Chairman, President & Chief Executive Officer, Samuel
V. Miller, extending distribution to Kentucky supports the company's comprehensive efforts to create membership and revenue growth.

         "The health insurance regulatory environment in Kentucky has steadily improved in recent years," Miller said. "Thanks in particular to the efforts of the Governor and the Acting Commissioner of the Department of Insurance, we believe the market for individual health insurance in Kentucky has become viable, and we're excited about the competitive opportunity it represents for AMS."

         AMS is now actively building its independent agent distribution system in advance of its planned kick-off.

         American Medical Security Group, through its operating subsidiaries, markets health-care benefits and insurance products to small businesses, families and individuals. Insurance products of American Medical Security Group are underwritten by United Wisconsin Life Insurance Company. The company serves customers nationwide through partnerships with professional, independent agents and quality health care providers.

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         CAUTIONARY STATEMENT: This press release contains statements that may be considered "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to American Medical Security Group, Inc.'s distribution of benefit products for individuals in Kentucky. The creation of membership and revenue growth resulting from the company's entry into this new market depends on a variety of factors that may cause actual results to differ materially from those contemplated by such forward-looking statements. Such factors include, among others, the successful development of an agent distribution system in Kentucky; the ability of agents to generate product sales in a new market; market demand and competitive practices; general economic conditions impacting the decisions of consumers to purchase the company's products; and other factors that may be referred to in the company's reports filed with the Securities and Exchange Commission from time to time. Forward-looking statements made in this release express expectations only as of the date they are made. The company does not undertake any obligation to update or revise such statements as a result of new information or future events.